SULLIVAN & WORCESTER LLP
                         1025 CONNECTICUT AVENUE, N.W.
                             WASHINGTON, DC 20036
                                (202) 775-8190
                             FAX NO. 202-293-2275

        IN BOSTON, MA                                      IN NEW YORK CITY
    ONE POST OFFICE SQUARE                                 767 THIRD AVENUE
    BOSTON, MASSACHUSETTS                                 NEW YORK, NEW YORK
        (617) 338-2800                                      (212) 486-8200
     FAX NO. 617-338-2880                                FAX NO. 212-758-2151

                                                              October 4, 1996

The Gannett Welsh & Kotler Funds
222 Berkeley Street
Boston, Massachusetts 02116

Ladies and Gentlemen:

         We have acted as counsel for The Gannett Welsh & Kotler Funds (the "Trust") in connection with the offer by the Trust of an unlimited number of shares of beneficial interest of the Trust and its two series of shares (the "Shares") -- the GW&K Equity Fund and the GW&K Government Securities Fund (each, a "Fund" and together, the "Funds"). In so doing, we have participated in the preparation of the Trust's Registration Statement (the "Registration Statement") on Form N-1A (Registration Nos. 333-06039 and 811- 07673) relating to the Shares filed with the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on June 17, 1996 and Pre- Effective Amendment No. 1 to the Registration Statement. The Prospectus included in each Registration Statement as amended to date is herein called the "Prospectus".

         In so acting, we have participated in the preparation of the Agreement and Declaration of Trust of the Trust, dated April 24, 1996 (the "Declaration of Trust"). We have also examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments, and have made such other investigations, as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

         We are of the following opinion:

         1. The Trust has been duly established as an unincorporated voluntary association under Massachusetts law and has made all filings required to be made by a voluntary association under Chapter 182 of the Massachusetts General Laws.

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The Gannett Welsh & Kotler                                    October 4, 1996
Funds



         2. Upon the issue of Shares for cash at each Fund's net asset value and receipt by the Trust of the authorized consideration therefor as set forth in the Prospectus, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under the laws of The Commonwealth of Massachusetts, holders of Shares could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust disclaims shareholder liability for acts, obligations or affairs of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees of the Trust on behalf of the Trust. The Declaration of Trust provides for the indemnification out of the Trust's property for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Accordingly, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

         We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Securities Act of 1933, as amended. We consent to the filing of this opinion with and as a part of the Registration Statement.

                                                            Very truly yours,

                                                   /s/Sullivan & Worcester LLP
cc:      T. Williams Roberts, III
         Mr. John F. Splain, Esq.

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